Exhibit 99.1

Union Pacific Names Several to New Assignments

Dennis Duffy, Lance Fritz, Rick Turner, Bob Grimaila Assume New Positions

January 1, 2010

FOR IMMEDIATE RELEASE

Omaha, NE, December 9, 2009 – Union Pacific today announced several executive assignments effective January 1, 2010:

•	Dennis J. Duffy, currently executive vice president – Operations, will become vice chairman – operations of the Union Pacific Railroad, remaining as the senior operations executive of the company.

•	Lance M. Fritz, currently vice president – Labor Relations, will become vice president – Operations of the railroad, reporting to Duffy.

•	William R. (Rick) Turner, currently assistant vice president – Labor Relations, will succeed Fritz as vice president – Labor Relations.

•	Robert M. Grimaila, currently senior assistant vice president – Safety, Security, and Environment, will be named vice president – Safety, Security and Environment for Union Pacific.

“I am pleased to announce the promotions of this group of key employees,” said Jim Young, Union Pacific chairman and chief executive officer. “Our company is providing record levels of service to our customers, making continuous improvement in our safety performance, and providing consistent financial returns to our shareholders due to the capability and commitment of our employees. I am confident that our team is up to challenges that face us in a difficult economy.”

In addition to Fritz, Barry J. Kanuch, chief mechanical officer, David A. Connell, vice president – Engineering, Dennis Jacobson, vice president – Premium Operations, and Robert D. Naro, vice president – Mexico Operations will report to Duffy.

Joseph M. Santamaria, vice president – Transportation, Stephen R. Barkley, vice president – Harriman Dispatching Center and Network Operations, John H. Rebensdorf, vice president – Network Planning and Operations, James A. Bell, general manager – Operating Services, and Grimaila, will report to Fritz.

Duffy joined Union Pacific in 1973. He has held a number of positions in the Finance, Marketing & Sales, and Operating departments during his career. He was named executive vice president – Operations in 1998 and is a graduate of the University of Nebraska-Omaha.

Fritz joined the company’s Marketing & Sales organization as vice president – Energy in 2000. Prior to being named to his position in the Labor Relations department, he served as regional vice president – Operations in two of the company’s three operating regions. He is a graduate of Bucknell University and holds a master’s degree from the Kellogg School of Management at Northwestern.

Turner started as a management trainee at Missouri Pacific Railroad, now a part of Union Pacific, in 1981 and has worked in the Operating and Marketing & Sales organizations before joining Labor Relations in 2008. He is a graduate of the University of Tennessee and holds an MBA from Creighton University.

Grimaila joined Missouri Pacific in 1976. He held a number of positions in the Operating department before being named to head the Safety group in 2001. He is a graduate of Texas A&M University.

About Union Pacific

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country. Union Pacific serves many of the fastest-growing U.S. population centers and provides Americans with a fuel-efficient, environmentally responsible and safe mode of freight transportation. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad emphasizes excellent customer service and offers competitive routes from all major West Coast and Gulf Coast ports to eastern gateways. Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico, making it North America’s premier rail franchise.

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Media Contact: Donna Kush, 402-544-3753 or dmkush@up.com